Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart:	KOGS Communication	Wolfe Axelrod Weinberger Associates, LLC
Vincenzo LiCausi	Edna Kaplan	Stephen D. Axelrod, CFA
Chief Financial Officer	(781) 639-1910	Diana Bittner (general inquiries)
(978) 654-7600 x	kaplan@kogspr.com	212-370-4500
vincenzol@cambridgeheart.com		steve@wolfeaxelrod.com
diana@wolfeaxelrod.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND SIX MONTHS

ENDED JUNE 30, 2011

New MTWA Module Placement Program Generating Momentum

Tewksbury, Mass., August 15, 2011—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its second quarter and year-to-date ended June 30, 2011. Full financial statements and corresponding commentary can be found in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on August 15, 2011.

Commenting on the results of the second quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “The results of the second quarter, relative to last year, reflect our shift in resources to support the MTWA Module strategy. Since the launch of the new module placement program with Cardiac Science, which was announced in July 2011, we’ve seen a marked improvement in the level of sales activity resulting in a substantial increase in opportunities for the placement of our MTWA Module, which was in line with our expectation.” Mr. Haghighi-Mood added, “We anticipate that these opportunities will begin to convert into module placements later in the third quarter and in the fourth quarter, which we expect will then provide the basis for an increase in recurring revenue from the sales of our proprietary sensors.”

The following summarizes the Company’s recent strategic, clinical and financial milestones:

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MTWA Module Update - In July 2011, the Company reached an agreement with Cardiac Science to include the MTWA Module on every new Q-Stress System sale through the end of the year. During this promotional period, the MTWA Module will be supplied to Cardiac Science at no charge and will be included in all new Q-Stress Systems at no incremental cost to the customer. The Company believes that this initiative will significantly increase the placement of MTWA Modules, which it anticipates will provide the basis for future recurring revenue from the sale of its Micro-V Sensors.

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Revenue Results – Sales in the second quarter of 2011 were $542,000, compared to $654,000 for the same period in 2010. In pursuing the MTWA Module strategy, significant internal resources, including sales and marketing, were focused on supporting Cardiac Science. This shift in focus affected the attention placed on selling the HearTwave II System, which is expected to continue, and contributed to lower revenue in the second quarter as compared to the same period last year. Looking ahead, the Company expects total revenue to increase as more MTWA Modules are placed resulting in higher sales of its Micro-V Sensors.

•

Reimbursement Update – In June 2011, the Company learned that UnitedHealthcare made the Company’s MTWA testing a covered benefit for its subscribers. UnitedHealthcare is an operating division of UnitedHealth Group, the largest single health carrier in the United States with more than 32 million medical enrollments. UnitedHealthcare is a recognized leader in advancing health care quality and improving patient safety and health, and its coverage spans across many states including Arizona, California, Florida, Illinois, Nevada, New York, and Texas. In addition to UnitedHealthcare, a large number of private insurers cover the MTWA test including Cigna, Aetna, Humana, Harvard Pilgrim and several Blue Cross Blue Shield plans. Medicare also provides reimbursement for the MTWA test.

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Ischemia Pilot Study Update – The Company is actively seeking to expand the market for its MTWA technology to include undetected coronary artery disease (CAD). Ischemia is defined as inadequate blood supply to the coronary arteries, which can lead to myocardial infarction or what is commonly referred to as a “heart attack”. An estimated 40 million cardiac stress tests in various modalities are performed annually in the United States. The Company has two clinical sites enrolling patients for its MTWA-CAD study (Evaluation of Microvolt T-Wave Alternans Testing for the Detection of Active Ischemia in Patients with Known or Suspected Coronary Artery Disease). The MTWA-CAD trial is a pilot study designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease. The MTWA-CAD trial study is expected to enroll up to 200 patients. The study centers have enrolled 122 patients to date and the Company expects the full data analysis to be completed by the end of 2011.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined. Out-of-hospital survival is less than 8%, making prediction and prevention critically important. It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing. MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

Financial Results for the Three Months ended June 30, 2011

Total revenue for the second quarter ended June 30, 2011 was $542,000, compared to total revenue of $654,000 reported during the same period of 2010. The decrease in revenue compared to the prior year is mostly attributable to our shift in focus to the MTWA Module strategy, which adversely affected the attention placed on selling the HearTwave II System.

With regards to sales of the Company’s MTWA Module, while the initial market preparation, product launch and lead generation activities were in line with our expectations, the number of units placed have been below our original projections. As we expected, this trend continued in the second quarter of 2011. The lack of traction is mainly attributable to organizational changes that occurred within Cardiac Science subsequent to the product launch. In October 2010, Cardiac Science announced it was being acquired by Opto Circuits (India), which was completed in December 2010. The organizational restructuring of Cardiac Science, including extensive personnel changes, particularly within sales and marketing, and the merger of Cardiac Science with two subsidiaries of Opto Circuits resulted in shifts in priorities and focus that negatively impacted sales of our MTWA Module.

Cost of sales for the second quarter of 2011 was $416,000, compared to $431,000 in the same period in 2010. Gross profit, as a percent of revenue, for the three months ended June 30, 2011 and 2010 was 23% and 34%, respectively. The decrease in gross profit compared to 2010 is due to a charge taken in the second quarter attributable to a write-down of inventory on hand as of June 30, 2011 related to our MTWA Module in connection with the Company’s initiative with Cardiac Science launched in July 2011 whereby the MTWA Module is provided to Cardiac Science at no charge until December 31, 2011.

Operating expenses for the second quarter of 2011 were $1,521,000, a decrease of $69,000, or 4%, compared to $1,590,000 in the second quarter of 2010. The decrease in operating expense is driven by lower research and development costs, due to the completion of the MTWA Module development, less non-cash compensation expense, due to the vesting of certain stock options, coupled with lower sales commissions and administrative costs.

The operating loss for the second quarter of 2011 was $1,396,000 compared to an operating loss of $1,367,000 for the same period last year. Included in the operating loss for the second quarter of 2011 was $91,000 of non-cash stock-based compensation expense, compared to $203,000 in the comparable 2010 period. The net loss for the quarter was $1,397,000, or $0.01 per share, compared to a net loss of $1,371,000, or $0.02 per share, in the comparable 2010 period.

Financial Results for the Six Months ended June 30, 2011

Total revenue for the six months ended June 30, 2011 was $1,179,000, compared to total revenue of $1,312,000 reported during the same period of 2010.

Cost of sales for the first half of 2011 was $858,000, compared to $940,000 in the same period in 2010. Gross profit, as a percent of revenue, for the six months ended June 30, 2011 and 2010 was 27% and 28%, respectively.

Operating expenses for the six-month periods ended June 30, 2011 and 2010 were $3,046,000 and $3,189,000, respectively.

The operating loss for the six months ended June 30, 2011 was $2,726,000 compared to an operating loss of $2,818,000 for the same period last year. Included in the operating loss for the six-month periods of 2011 and 2010 was $190,000 and $597,000, respectively, of non-cash stock-based compensation expense. The net loss for the 2011 period was $2,730,000, or $.03 per share, compared to a net loss of $2,822,000, or $0.04 per share, in the comparable 2010 period.

The Company ended the second quarter with unrestricted cash and cash equivalents of $1,592,000. The cash used by operations was $2,536,000 for the six months ended June 30, 2011, compared to $2,147,000 for the same period in 2010. The Company believes that the existing resources and currently projected financial results are sufficient to fund operations into the fourth quarter of 2011. The Company anticipates that it will need to raise additional capital through the sale of equity or debt securities to fund operations beyond its projections.

As of June 30, 2011, the Company had a total of 124 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 26.0 million shares of common stock, bringing the fully diluted share count to 150 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations into the fourth quarter of 2011. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include material deviations from our current operating plan, lower than expected sales by Cardiac Science of its Q-Stress System, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov . In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$653,577	$541,705	$1,311,888	$1,178,767

Cost of goods sold	430,914	416,005	940,539	858,449

Gross profit	$222,663	$125,700	$371,349	$320,318

Costs and expenses
Research and development	154,822	87,933	303,217	206,989
Selling, general and administrative	1,435,026	1,433,272	2,885,655	2,839,141

Total operating expenses	$1,589,848	$1,521,205	$3,188,872	$3,046,130

Loss from operations	$(1,367,185)	$(1,395,505)	$(2,817,523)	$(2,725,812)

Interest income	89	437	147	494
Interest expense	(3,919)	(2,356)	(5,112)	(4,963)

Net loss	$(1,371,015)	$(1,397,424)	$(2,822,488)	$(2,730,281)

Net loss per common share - basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.03)

Weighted average shares outstanding - basic and diluted	69,662,605	98,158,604	67,717,605	97,803,434

Balance Sheet

	December 31, 2010	June 30, 2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$4,188,215	$1,591,599
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	480,658	346,437
Inventory, net	686,264	676,184
Other prepaid assets	95,237	49,271

Total current assets	5,550,374	2,763,491

Fixed assets, net	190,294	215,030
Restricted cash, net current portion	300,000	200,000
Other assets	50,138	49,457

Total assets	$6,090,806	$3,227,978

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,447,645	$1,127,382
Current portion of capital lease obligation	5,009	5,788

Total current liabilities	1,452,654	1,133,170
Capital lease obligation, net of current portion	28,703	25,600

Total liabilities	1,481,357	1,158,770

Convertible preferred stock	12,870,613	12,815,366

Stockholders’ deficit
Common stock	97,494	98,489
Additional paid-in-capital	92,801,870	93,046,162
Accumulated deficit	(101,160,528)	(103,890,809)

Total stockholders’ deficit	(8,261,164)	(10,746,158)

Total liabilities and stockholders’ deficit	$6,090,806	$3,227,978